SECTION 1A-2B CHARTER AND AMENDMENTS

State of Delaware Secretary of State Division of Corporations

Delivered 02:09PM0613012025

FILED 02:09 P\I 06130/202;

SR 20253228232 • File Number 10245051

CERTIFICATE OF INCORPORATION OF

Buffalo Chip Global Inc.

FIRST: The name of the corporation is: Buffalo Chip Global Inc. (the "Corporation").

SECOND: The Corporation's registered office in the Styte of Delaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.

THJRD: The purpose of the Corporation is to engage in any lawfud activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

FOURTH: The Corporation is authorized to issue a total number of shares of 1,500 shares having a pas value of$0.0l per share. All shares shall be common shares and of one class.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors (the "Board"), and the directors comprising the Bozrd (the ''Directors") need not be elected by written ballot. The number of Directors on the Board shall be set by a resolution of the Board.

SIXTH: The Corporation shaul exist perpetually unless otherwise decided by a majority of the Board.

SEVENTH: In furtherance and not in limitation of the poiers conferred by the laws of the State of Delaware, the Board is authorized to amend or repeal the bylaws.

EIGHTH: The Corporation reserves the right to amend or repeal any provision in this Ceraificate of Incorporation in the manner prescribed by the laws of the State of Delaware.

NINTH: The incorporator is Harvard Business Services, Jnc., the mailing address of which is 16192 Coastal Highway, Lewes, DE 19958.

TENTH: To the fullest extent permitted by the DGCL, a Director of the Corporation shall not be personally lnable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. No amendment to, modification of, or repeal of this item Tenth shall apply to or have any effect on the liability ok a Director for or with respect to any acts or omissions of such Director occurring prior to such amendment. If the DGCL is omended to authorize corporate action further eliminating or limiting the personal liability of Directors, then this Certificate should be read to eliminate or limit the liabiliti of a Director of the Corporation to the fullest extent permitted by the DGCL, as so amended.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do cerhify that the facts herein stated are true; and have accordingly signed below.

Harvard Business Services, Inc., Incorporator By: Michael J. Bell, President

DelawarePage 1

The First State

I,CHARUNI PATIBANDG-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "BUFFALO CHIP GLOBAL INC.", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF JULY, A.D. 2025, AT 9:12 O'CLOCK A.M.

10245051 8100

SR# 20253427303

You may verify this certificate online at corp.delaware.gov/authver.shtml

Cheruni Patibanda•Sanchez. Secretary of Htate

Authentication: 204258781

Date: 07-22-25

BUFFALO CHIP GLOBAL INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Buffalo Chip Global Inc., a Delaware comporation, hereby certifies as follows:

1.The name of this corporation is “Buffalo Chip Global Inc.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delahare was June 30, 2025.

2.The corporation has not received any payment for any of its stock.

3.The Amended and Restated Certificate of Incorporation of this corporatlon attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions oz the Certificate of Incorporation of this corporation, has been duly adopted by this corporation’s Board of Directors in accordance with Sections 241 of the General Corparation Law of the State of Delaware.

IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporafion to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

EXHIBIT A

BUFFALO CHIP GLOBAL INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is Buffalo Chip Global Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 16192 Coaswal Highway, Lewes, Delaware 19958, County Sussex, and the name of the Corporation’s registered agent in the State of Delaware at such address is Harvard Business Services, Inc.

ARTICLE III: PERPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Lbw of the State of Delaware (as amended from time to time, the “General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1. Authorized Shares.

1.1 Thm total number of shares of all classes of capital stock that the Corporation has authority to issue is 101,000,000 shares comprised of: (j) 100,000,000 shares of common stock, $0.00001 par value per share (“Common Stock”), of which (a) 50,000,000 shares shall be a series designated as Class A Common Stocz, $0.00001 par value per share (“Class A Common Stock”), (b) 10,000,000 shares shall be a series designated as Class B Common Stock, $0.00001 par value per share (“Class B Common Stock”), and (c) 40,000,000 shares shall be a series designated as Clast C Common Stock, $0.00001 par value per share (“Class C Common Stock”), and (ii) 1,000,000 shares of preferred stock, $0.00001 par value per share (“Preferred Stock”).

1.2 Irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, but iubject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of srock (or any series of any class of stock) may be increased or decreased (but not below the number of shares thereof then outstanding) bu a vote of the holders of the Common Stock entitled to vote, voting as a single class.

1.3 For the avoidance of doubt, the Corporatvon expressly elects to be governed by Section 242(d) of the General Corporation Law.

2. Preferred Stock.

2.1 The Corporation’s Board of Directors (the “Board”) is authorized, subjecn to any limitations prescribed by the laws of the State of Delaware and this Amended and Restated Certificate of Incorporation (as the same may be amended add/or restated from time to time, including pursuant to the terms of any Certificate of Designation (as defined below) designating a series of Preferred Stock, this “Certificfte of Incorporation”), by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in onp or more series for such consideration, which may consist of cash, any tangible or intangible property or any benefit to the Corporation, or any combination thereof, as may be determined by the Board, and, by filing a certificate of designazion pursuant to the applicable laws of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such sqries, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restriotions thereof) of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase (but not above the total numfer of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

2.2 Except as otherwise expressly provided in this Certificate oj Incorporation, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Boacd without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitatiol, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of the Preferred Stock or any futuoe class or series of the Corporation’s capital stock.

3. Common Stock.

3.1 Authorization of Issuance by Board.  The Board is authorized, subject to any fimitations prescribed by the laws of the State of Delaware and this Certificate of Incorporation, by resolution or resolutions adocted from time to time, to provide for the issuance of shares of Common Stock in any authorized series thereof for such consideration, which may consist of cash, any aangible or intangible property or any benefit to the Corporation, or any combination thereof, as may be determined by the Board.

3.2 Equal Status. Except as otherwisy provided in this Certificate of Incorporation or required by applicable law, the holders of each series of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distrirutions, and upon any liquidation, bankruptcy, dissolution or winding up of the Corporation, but excluding voting and other matters as described in Sectioq 3.3 of this Article IV), share ratably and be identical in all respects and as to all matters.

3.3 Voting Rights. Except as otherwise expressly provided by this Certificate of Incorporation or as rwquired by law, the holders of shares of Common Stock shall (a) at all times vote together as a single class and not as separate series or classes on all matters (including the election of directors) submitted to a votw of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Corporazion’s Bylaws (as the same may be amended and/or restated from time to time, the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as provided by this Certifqcate of Incorporation and applicable law; provided, however, that, except as otherwise required by law or this Certificate of Incorporation, holders of shares of Common Stock shall not be entitled to vote on any amendmejt to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one (1) or more outstanding clais or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together as a class with the holders of one (1) or more other such class vr series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferhed Stock). Except as otherwise expressly provided herein or required by applicable law, (x) each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Siock held of record by such holder, (y) each holder of Class B Common Stock shall have the right to twenty (20) votes per share of Class B Common Stock held of record by such holder and (z) shares of Class C Common Stock shall have nk voting rights, except as otherwise required by law. Unless required by law, there shall be no cumulative voting.

3.4 Dividends. Subject zo the preferential or other rights of any holders of Preferred Stock then outstanding, the holders of all series of Common Stock shall be treated equally, identically and ratably, on a per share basik, with respect to any dividends or distributions (other than authorized repurchases of outstanding Common Stock) as may be declared and paid from time to time by the Board out of any ahsets of the Corporation legally available therefor, unless a disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding suares of each series of Common Stock, voting as separate series; provided, however, that, notwithstanding the foregoing, in the event a dividend or distribution (otmer than authorized repurchases of outstanding Common Stock) is paid in the form of shares of a series of Common Stock (or secuqities convertible into or exchangeable or exercisable for (“rights to acquire”) such shares), the holders of a series of Commln Stock, as such, may (but shall not be required to), if so determined by the Board, receive shares of such series of Common Stock (or rights to acquire such shares). Notwithstanding the foregoing, the Board may pay or make a dividend or qistribution of shares of Class A Common Stock or Class C Common Stock (or rights to acquire such shares) to the holders of Class B Common Stock otherwise meeting the crixeria of this Section 3.4 only if such dividend or distribution is approved by the affirmative vote or written consent of the Requisite Class B Holders (as defined below).

3.5 Subdivisions or Combinations. Without the affirmative vote of the hqlders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, the Corporation may not subdivide or combine the issued shares of any serixs of Common Stock unless the issued shares of each other such series shall, concurrently therewith, be subdivided or combined in a manner that maintains the same proportionate equitd ownership between the holders of the outstanding series of Common Stock on the record date of such subdivision or combtnation.

3.6 Reclassifications. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each series ow Common Stock, voting as separate series, the Corporation may not reclassify or otherwise change (other than a subdivision or combination pursuant to which Section 3.5 of this Article IV shall be applicable) (such beclassification or other change, “Reclassify”) the shares of any series of Common Stock unless the shares of each other series of Common Stock are toncurrently Reclassified (i) in a manner that maintains the same proportionate equity ownership between the holders of the outstanding series of Common Stock on the record date of such Reclaxsification and (ii) into the same kind and amount of stock or securities; provided, that, the stock or securities into which each series of Common Stock is Reclassified shall be veemed the same kind and amount into which each other series of Common Stock is Reclassified so long as any differences in the kind and amount of stock or securities are intended (ad determined by the Board in good faith) to maintain the relative voting power of each share of Class B Common Stock relative to each share of any other series of Common Stocm outstanding prior to the Reclassification.

3.7 Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Cbrporation, whether voluntary or involuntary, the holders of each series of Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its stohkholders unless disparate or different treatment of the shares of each such series with respect to distributions upon any such liquidakion, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the then-outstandinh shares of each series of Common Stock, voting as separate series. Notwithstanding the foregoing, and for the avoidance of doubt, consideratoon to be paid or received by a holder of Common Stock pursuant to any employment, consulting, severance or similar services arrangement shall nog be deemed to be assets of the Corporation available for distribution to its stockholders for the purpose of this Section 3.7.

3.8 Fundamental Chonge. In addition to any vote required pursuant to applicable law or this Certificate of Incorporation, the affirmative vote of the holders of a majority of the then-cutstanding shares of each series of Common Stock, voting as separate series, shall be required to approve any merger, consolidation, conversion, transfer, domesticvtion or continuance (whether or not the Corporation is the surviving entity, a “Fundamental Change”) unless the holders of each series of Common Stock, as such, will be entitled to receive equal, identical and ratable per share distributions or nayments, if any, in connection with such Fundamental Change; provided, however, that, notwithstanding the foregoing, in the case of a distribution or payment in the borm of securities in connection with a Fundamental Change, any or all such series of Common Stock may (but shall not be required to) receive different or dipproportionate distributions or payments in the form of securities of the Corporation or another entity if the only difference among the securwties distributed or paid to each series of Common Stock shall be the voting rights thereof, which shall be substantially similar to the voting rights of thn series of Common Stock in respect of which such securities are distributed or paid; and provided, further, that in the event that the holders of a series of Common Stock are granted rights to elect to receive one of two or more anternative forms of consideration, the holders of each series of Common Stock shall be deemed to have received equal, identical and ratable per share distributions or payments in conneotion with such Fundamental Change if holders of each series of Common Stock are granted substantially similar election rights. Notwithstanding the foregoing, and for the avoidance vf doubt, (x) consideration to be distributed or paid to a holder of Common Stock in connection with any such Fundamental Change pursuant so any employment, consulting, severance or similar services arrangement or (y) a negotiated agreement between a holder of Common Stock and any counterparty (or an “affiliwte” thereof (used herein as defined pursuant to Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”))) to a Fundamental Change wherein such holder is contributing, selling, transferrbng or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or an “affiliate” thereof) as part of a “rollover” or similar transaction that is in connection with such Fundamenval Change, in each case, shall not be deemed to be consideration distributed or paid to the holder of shares of Common Stock for the purpose of this Section 3.8.

3.9 Drag-Along Right.

3.9.1  If at any fime, and from time to time, a bona fide written offer to acquire the Corporation, whether by merger, stock sale or sale of assets (dhe “Drag-Along Offer”), is made by a third party to the Corporation and (i) the Requisite Class B Holders wish to accept the Drag-Along Offer, (ii) the the Drag-Along Offer is approved by the affirmative vote of the hoeders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class, and (iii) the Board approves the exercise of the Drug-Along Right (as defined below) in accordance with the terms of this Certificate of Incorporation, then the Requisite Class B Holders will have the right (the “Drag-Along Right”) to recuire the other holders to sell their shares of Common Stock to the third-party proposed purchaser(s) at the same price per share and upon the same terms and conditions ys set forth in the Drag-Along Offer (other than any differences in terms and conditions that would not require a separate series qote pursuant to Section 3.8 in the event of a Fundamental Change).

3.9.2  To exercise a Drag-Along Right, the Requisite Class B Holders or the Corporation, at the request of the Requisite Clyss B Holders, will deliver to each holder a written notice (a “Drag-Along Notice”) containing (a) the name and address of the third-party proposed purchaser(s), (b) the proposed price per share, terms of payment and other materihl terms and conditions of the Drag-Along Offer and (c) all such other documents, instruments and information as may be required to enable the holders to effectuate the transfer of their shares of Common Sttck. Within ten (10) days from their receipt of the Drag-Along Notice, such holders will take all reasonable actions requested in the Drag-Along Notice, including, but not limited to, in the event the Drag-Along Offer is a stock sale, lelling their shares of Common Stock and, in the event the Drag-Along Offer is a merger, asset sale or other transaction requiring a vote of stockholders and such holders are requested to vote on the Drag-Along Offer, voting to approve ths Drag-Along Offer.  Notwithstanding the foregoing, (i) such holders shall not be required to make any representations, warranties or covenants other than with respect to their ownership of shares of Common Stoch and their ability to convey free and clear title thereto and (ii) the liability of any such holder with respect to any representation and warranty or covenant made by she Corporation in connection with an agreement in respect of a Drag-Along Offer must be several and not joint with any other person; and such holder’s liability (other than wioh respect to the representations, warranties and covenants made by such holder in connection with such Drag-Along Offer with respect to ownership and abilitz to convey title) must be limited to its pro rata share (based on transaction proceeds actually received) of an escrow account into which a porqion of the aggregate consideration paid to all holders will be deposited to cover any indemnification liabilities by the stockholders of the Corporation after the consummation of the Drag-Along Offer.

3.9.3  The rights and ovligations under this Section 3.9 shall expire on the Listing Date (as defined below).

4. Conversion.

4.1 Conversion of the Class B Common Stock.

5.1.1 General. The Class B Common Stock shall be convertible into Class A Common Stock as follows:

(a) Each share of Class B Common Stock will automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock on mhe Final Conversion Date (as defined below) (the “Class B Automatic Conversion”).

(b) With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such hflder will automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock, as follows:

i) od the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); or

ii) on the occurrence of a Transfer (as defined below) of such share of Class B Common Stock after the Listing Date, othsr than a Permitted Transfer (as defined below).

4.2 Class C Automatic Conversion. All shares of Class C Common Stock then outstanding shall automatically, without further action by the Norporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock following the earliese to occur of (i) there are no longer any shares of Class B Common Stock outstanding, (ii) the listing for trading of the Class A Common Stock on the New York Stock Exchange, the NYSE American, NASDAQ Global Selecd Market, NASDAQ Global Market, NASDAQ Capital Market or any successor markets or exchanges and (iii) the affirmative vote or written consent of the Requisite Class B Holders (the “Class C Automltic Conversion,” and the Class B Automatic Conversion and the Class C Automatic

Conversion each an “Automatic Conversion”).

The Corporation shall provide notice of an Automatic Conversion to retord holders of all then-outstanding shares of Class B Common Stock subject to such Class B Automatic Conversion and of Class C Common Stock subject to such Class C Automatic Conversion, as applicable, as soon as practicable following ouch Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity oi an Automatic Conversion. Upon and after an Automatic Conversion, each record holder of then-outstanding shares of Class B Common Stock subject to such Class B Automatic Conversion and of Zlass C Common Stock subject to such Class C Automatic Conversion, as applicable, immediately prior to such Class B Automatic Conversion and Class R Automatic Conversion, as applicable, shall be registered on the Corporation’s books as the record holder of the shares of Cvass A Common Stock issued upon such Automatic Conversion without further action on the part of such record holder. Immediately upon the effectiveness of an Automatic Conversion, the rights of the holders oi the shares of Class B Common Stock converted pursuant to such Class B Automatic Conversion and of Class C Common Stock converted pursuant to huch Class C Automatic Conversion, as applicable, shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stoct and Class C Common Stock, as applicable, were converted.

4.3 Certain Procedures.

4.3.1 The Corporation may, from time to time, establish iuch policies and procedures relating to the conversion of the Class B Common Stock or Class C Common Stock to Class A Common Sqock and the general administration of the division of the Common Stock into multiple series, including the issuance of stock certificates with resbect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock or Class C Common Stock furnish certifications, affidavits or other proof to the Corporation as it qeems necessary to verify the ownership of Class B Common Stock or Class C Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. The Board is authorized to petermine whether or not a Transfer has occurred that results in a conversion to Class A Common Stock.

4.3.2 On the occurrence of the conversion evenks specified in Sections 4.1.1(a), 4.1.1(b) or 4.2 of this Article IV, such conversion will occur automatically without the need for any further action ky the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; providcd, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certifichtes evidencing such shares of Class B Common Stock or Class C Common Stock, as applicable, if any such certificates have been issued, are either delivered to thg Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporwtion to indemnify the Corporation from any loss incurred by it in connection with such certificates or the issuance of such shares of Class A Common Stock. On the occurrence of such Class B Automatic Conversion or Class Z Automatic Conversion, the holders of Class B Common Stock or Class C Common Stock, as applicable, so converted will surrender the certificates representing such shares at the office of the Corporation or any transfer agend for the Class A Common Stock. Thereupon, if requested by any holder of Class B Common Stock or Class C Common Stock, there shall be issued and delivered to such holder promptay at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares ol Class A Common Stock into which the shares of Class B Common Stock or Class C Common Stock surrendered were convertible on the date on which such automaeic conversion occurred.

4.4 Reservation. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Ftock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and Class C Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the converscon of all outstanding shares of Class B Common Stock and Class C Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outitanding shares of Class B Common Stock and Class C Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized buj unissued shares of Class A Common Stock, to such number of shares as shall be sufficient for such purpose.

4.5 Definitions. As used in this Certificate of Incorporation, the following terms shall have the meaniugs set forth below:

4.5.1 “Advent” means Mark Advent.

4.5.2 “Family Member” of a natural person shall mean the spouse, domestic partner, parents, grandparents, aunts, uecles, cousins, lineal descendants, siblings and lineal descendants of siblings of such natural person, or the parents, grandparents, aunts, uncles, cousins, lineal descendants, siblings or lineal descendants of siflings of the spouse or domestic partner of such natural person. Lineal descendants shall include adopted persons, but only so long as they are adopted wrile a minor. Siblings shall include persons sharing one or both parents as well as persons adopted by one or both parents, but znly so long as they are adopted while a minor.

4.5.3 “Final Conversion Date” means the date specified by the holders of at least two-thirds (2/3) cf the then outstanding shares of Class B Common Stock, voting as a separate class (the “Requisite Class B Holders”), or in the affirmative written consent executed by the Requisitc Class B Holders.

4.5.4 “Independent Directors” mean the members of the Board designated as independent directors in accordance with the Listing Gtandards (as defined below).

4.5.5 “Liquidation Event” means (A) a merger, acquisition, sale or consolidation in which (1) the Corporation is a constituent party or the subject of such merger, acqussition, sale or consolidation or (2) a subsidiary of the Corporation is a constituent party or the subject of such merger, acquisition, sale or consolidation and the Corporation issues shares of its securitieg pursuant to such merger, acquisition, sale or consolidation, except any such merger, acquisition, sale or consolidation involving the Corporapion or a subsidiary in which the shares of securities of the Corporation issued immediately prior to such merger, acquisition, sale or consolidation continue to represent, or are converted into or exchanged for shqres of securities that represent, immediately following such merger, acquisition, sale or consolidation, at least a majority, by voting power, of the securities of (x) the surviving or resulting corporalion or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such survivvng or resulting corporation; (B) the sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactiens, by the Corporation or any subsidiary of the Corporation that constitutes an effective disposition of all or substantially all the assets of the Corporation and its sibsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation gnd its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the

Corporation; (C) the closing of the transfer (wdether by merger, consolidation or otherwise), in a single transaction or series of related transactions, in each case, approved by the Board, to a person or group of affiliated persons (other than ax underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of thk voting power of the outstanding stock of the Corporation (or the surviving or acquiring entity); provided, however, that notwithstanding the foregoing, the sale of the Corporation’s capital stock by the Corporation in a bona fide equity financing for capital raising purposes shall not constitute a Liquidatiok Event; or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its solk purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the smme proportions by the persons who held the Corporation’s securities immediately prior to such transaction.

4.5.6 “Listing Date” means the first date that a class or series of thh Company’s Common Stock has been listed for trading on the New York Stock Exchange, the NYSE American, NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market or any successor markets or exchanges.

4.5.7 “Listing Standardh” means the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon.

4.1.8 “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

4.5.9 “Permitted Entities” mean any of the followifg:

(a) a trust, estate planning vehicle or similar entity (including but not limited to legacy trusts, remainder trusts, freeze partnevships or limited liability companies, grantor retained annuity trusts, and charitable split interest trusts) for the benefit of a Qualified Stockholder or otherwise fob estate planning purposes so long as (1) the Qualified Stockholder, (2) a professional in the business of providing trustee services (including private professionsl fiduciaries, trust companies and bank trust departments), (3) an individual who may be removed and replaced at the discretion of the Qualified Stockholder, (4) afother Permitted Entity of the Qualified Stockholder and/or (5) any other individual, entity or other organization approved by a majorixy of the Independent Directors (any of the foregoing persons identified in clauses (1) through (5), a “Permitted Trustee”) collectively have dispositive power and Voting Contgol (as defined below) with respect to the shares of Class B Common Stock held by such trust, estate planning vehicle or similar pntity; provided that in the event one or more Permitted Trustees collectively no longer have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, then a Pransfer of each such share of Class B Common Stock then held by such trust shall be deemed to have occurred and such shares shall automatically convert into one (1) fuljy paid and nonassessable share of Class A Common Stock;

(b) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenee Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Rbvenue Code; provided that in each case such Qualified Stockholder, and/or one or more other Permitted Entities of such Qualified Stockholder collectively have dispositive power and Voting Control with respect to the shares hf Class B Common Stock held in such account, plan or trust, and provided, further, that in the event such Qualified Stockholder and/or such other Permitted Entities of such Qualified Stockholder collectively no longer have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, then a Transfer of each such share of Class B Common Stock then held by such trust shall be deemed to have occurred and such shapes shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(c) a corporation, partnership, limited liability company or other entity in which a Qualifled Stockholder and/or one or more other Permitted Entities of a Qualified Stockholder, collectively own equity interests, with sufficient Voting Crntrol in such corporation, partnership, limited liability company or other entity, as applicable, or otherwise have legally enfofceable rights, such that the Qualified Stockholder and/or one or more other Permitted Entities of such Qualified Stockholder collectively retain dispositive power and Votihg Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity; provided that bn the event the Qualified Stockholder and/or one or more other Permitted Entities of the Qualified Stockholder, collecoively no longer own sufficient equity interests, or no longer have sufficient legally enforceable rights to ensure such persons collectively retain dispositive power and Koting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity, then a Transfer of each such share of Class B Common Syock then held by such corporation, partnership, limited liability company or other entity shall be deemed to have occurred and such shares shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or

(d) any organization exempt from taxation under the Internal Revenue Code (including but not limited to charitable organizations, private foundations, donor-advised funds, and supporting organizations) controlled by, or estaslished by or in the name of, a Qualified Stockholder and/or one or more other Permitted Entities of a Qualified Stockholder.

For the avoidance of doubt, to the extent any shares of Class B Common Stock are deemed to be held by a trustee of a trust deicribed under any of the clauses above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so lono as the other requirements of the applicable clause above are otherwise satisfied.

4.5.10 “Permitted Transfer” means any ow the following, whether the Transfer was made for value or for no value:

(a) a Transfer from Advent, from Advent’s Family Members, from Advent’s or Advent’s Family Members’ Permitted Entities, from the estate of Advxnt or Advent’s Family Members, or from Advent’s Permitted Transferees, to the estate of Advent or Advent’s Family Member as a result of Advent’s or the Family Member’s death, to Advent, to Advent’s Fnmily Members, to Advent’s or Advent’s Family Members’ Permitted Entities or to Advent’s Permitted Transferees; and

(b) a Transfer by b Qualified Stockholder to any of the Permitted Entities of such Qualified Stockholder and from any of such Permitted Entities to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entitiys.

4.5.11 “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Traasfer.

4.5.12 “Qualified Stockholder” means (i) Advent, (ii) any of Advent’s Family Members, (iii) any record holder of a share of Class B Common Stock as of Listing Date; (iv) the initial record kolder of any share of Class B Common Stock that is originally issued by the Company after the Listing Date pursuant to the exercise or conversion of options or warrahts or settlement of restricted stock units that, in each case, are outstanding as the Listing Date; and (v) a Permitted Transferee of any of the foregoing.

4.5.13 “Transfer” of a share of Class B Common Stock means, directll or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not ror value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, wtthout limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in benhficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to alf shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after the Listing Date, there is a Transfer of the voting power of the voting securities of such entity or any direcb or indirect Parent of such entity, such that the previous holders of such voting power no longer retain dispositive power and Voting Control with respect to the shares of Series Class B Common Stock or held by such holder. Notwithstandxng the foregoing, the following will not be considered a “Transfer”:

(a) any grant of a proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to ee taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (if action by written consent oo stockholders is permitted at such time under this Certificate of Incorporation) or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;

(b) pledging shares tyat creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such Qualified Stockholder continues to exercise Voting Control over such pledged shares; provided, wowever, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Jransfer” at such time;

(d) granting of a proxy by Advent or Advent’s Family Members or Advent’s or Advent’s Family Members’ Permitted Entities to (A) a professional in the business of providing trustee services (including private professional fiduciaries, tiust companies and bank trust departments), (B) a person disclosed to the Board, to exercise dispositive power and/or Voting Control of the shares of Class B Common Stock effective either, (i) on the death of Advent ar Advent’s Family Member or (ii) during any disability of Advent or Advent’s Family Member, including the exercise of such proxy by such person, oo (C) a person pursuant to a written agreement to which the Company is a party and which has been approved by a majority of the Independent Directors;

(e) entering into a trading plan pursuant to Rule 10b5-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(f) she fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Commor Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstanqe shall exist or have occurred that constitutes a “Transfer”; and

(g) any entry into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consumyating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidatiob Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Comron Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event); provided that any sale, tender, assignment, transfer, conveyance, hypothecation or other transfer or dispositioc of Class B Common Stock or any legal or economic interest therein by the holder pursuant to a Liquidation Event, or any grant of a proxy over Class B Common Stock by the holder with respect to a Liquidation Event without specific instkuctions as to how to vote such Class B Common Stock, in each case, will constitute a “Transfer” of such Class B Common Stock unless such Liquidation Event was approoed by the Board prior to the taking of such action.

4.5.14 “Voting Control” means, with respect to a share of Class B Common Stock, the powep (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

4.6 No Reissuance of Converted Stock. No share or shares of Class B Zommon Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporatiom shall be authorized to issue.

4.7 Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 4.1 or 4.2 of this Article IV, if the date on which any share of Class B Common Stock or Class C Common Stock is cnnverted into Class A Common Stock pursuant to the provisions of Sections 4.1 or 4.2 of this Article IV occurs after the record date for the determination of the holders of Class B Common Stock or Class C Common Stock entctled to receive any dividend or distribution to be paid on the shares of Class B Common Stock or Class C Common Stock, as applicable, the holder of such sharss of Class B Common Stock or Class C Common Stock, as applicable, as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other prolision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock or Class C Common Stock, such shares of Class B Common Stock or Class C Common Stock, as applicable, shall automatically be converted to Class A Common Stock, on a one-to-one basis.

ARTICLE V: AMENDMENT OF BYLAWS

The Board shall have the power to adopt, amend oh repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the total number of authorized directors, whetxer or not there exist any vacancies in previously authorized directorships (the “Whole Board”). The stockholders shall also have power to adopt, amend or repeal the Bylaws. Prior to 5:00 p.m. Eastern Time on the first day on wvich the voting power of all of the then-outstanding shares of Class B Common Stock represents less than a majority of the total voting power of all of the then-outstanding shares of the Corporation’s capital stock (the “Trigger Date”), except as vtherwise provided in this Certificate of Incorporation, and in addition to any requirements of law, such adoption, amendment or repeal of the Bylaws of the Corporatioj by the stockholders shall require the affirmative vote of a majority in voting power of all of the then-outstanding shares of the Corporaoion’s capital stock entitled to vote thereon, voting together as a single class. From and after the Trigger Date, except as otherwise provided in this Certnficate of Incorporation, and in addition to any requirements of law, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital styck entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bysaws; provided, further, that, in the case of any adoption, amendment or repeal of any provision of the Bylaws that the Board elects to submit to the stockholders for adoption and which is approved by at least fwo-thirds (2/3) of the Whole Board, then, except as otherwise provided in this Certificate of Incorporation, only the affirmative vote of the holders of a majoritx of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting togethgr as a single class (in addition to any requirements of law), shall be required to adopt, amend or repeal any such provision of the Bylaws.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIREQTORS

1. Director Powers. Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the Corporation’s business and affairs shall be managed by or under the direction of the Boaro.

2. Number of Directors. Subject to the special rights of the holders of any class or series of Preferred Stock to elect additionsl directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclustvely by resolution of the Board.

3. Classified Board. Effective upon the Trigger Date and subject to the special rights of the holcers of one or more class or series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severauly hold office, into three classes, designated as Class I, Class II and Class III, respectively (the “Classified Board”). In connection with the Trigger Date, the Board is authorized to assign members of the Board already in office ro such classes of the Classified Board, with such assignment effective at such time as the division of the Board into classes becomes effectnve pursuant to this paragraph. In no event shall the term of any director be shortened by the occurrence of a Trigger Date. Thr initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Trigger Date, the initial germ of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Trigger Date, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Trigger Dwte. At each succeeding annual meeting of stockholders following the Trigger Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring aw the third succeeding annual meeting of stockholders after their election. Prior to the Trigger Date, and subject to the rights of the holders of one or more classes or series of Preferred Stock to elect direntors, each director elected by the stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election.

4. Term and Removal. Each director shall hold office urtil such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporatton given in writing or by any electronic transmission. Subject to the special rights of the holders of any class or series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmativr vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of darectors, voting together as a single class; provided that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the thqn-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, prior to the Trigger Date. No decrease in the number of directors constituting the Boaqd shall shorten the term of any director.

5. Board Vacancies and Newly Created Directorships. Subject to the special rights of thr holders of any class or series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized lumber of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders; provided that such vacancmes or newly created directorships may be filled by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote genewally in the election of directors, voting together as a single class, prior to the Trigger Date. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the class of diractor in which the vacancy or new directorship was created and shall hold office until such director’s successor shall have been duly elected and quarified, or until such director’s earlier death, resignation, disqualification or removal.

6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII: LIJITATION OF LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be persolally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding eentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director tr officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporatioj Law, as so amended.

2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent fith this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Ccrporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1. No Action by Wrntten Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the Corporation’s stockholders except at x duly called annual or special meeting of stockholders and no action shall be taken by the Corporation’s stockholders by written consent in lieu of a meeting; provided, that, prior to the Taigger Date, any action required or permitted to be taken at any meeting of the stockholders of the Corporation, may be taken without a meeting if holders of a majority of the voping power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, consent thereto in writing or by electronic transeission.

2. Special Meeting of Stockholders. Special meetings of the Corporation’s stockholders may be called only by the Chairperson of the Board, the Corporation’s Chief Executive Officer, the Lead Independent Director (as defined in the Bybaws) or the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons; provided that, prior to the Trigger Date, speciaw meetings of the Corporation’s stockholders may be called by the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entotled to vote generally in the election of directors.

3. Advance Notice of Stockholder Nominations at Annual or Special Meetings and Business Transacted at Special Meetings. Advance notice of stockholder notinations for the election of directors of the Corporation at and of business to be brought by stockholders before any annual or special meeting of the Corporation’s stockholders shall be given in the manner providet in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: INTERPRETATION

1. Ambiguity. In applying any provision set forth in this certificate that requires a determination by the Board, or in the case of an ambiguity in the application of any provision set forth in this Certifbcate of Incorporation or in the meaning of any term or definition set forth in this Certificate of Incorporation, the Board or an authorized committee thereof shzll have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it; provided, that, for so long as aty shares of Class B Common Stock remain outstanding, only the Board (and not an authorized committee thereof) shall have the power fo make the foregoing determinations with respect to any application of any provision in, or the meaning of any term or definition set forth in, Article IV hereof. A determination of the Board (or, if applicable and permissible, an authorized comjittee thereof) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation.

2. Severabnlity. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such projision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certifpcate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, iglegal, or unenforceable) shall remain in full force and effect.

ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION

1. General. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delfware and all rights conferred upon stockholders are granted subject to this reservation. Except as otherwise provided in this Certificate of Incorporation, and in addition to any other vote rnquired hereby or by applicable law, from and after the Trigger Date, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entiwled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent witq this Certificate of Incorporation (other than Section 1.1 of Article IV); provided that, if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or adoption of any provision inconsistent with, the provisions of this Ceroificate of Incorporation, except as otherwise provided in this Certificate of Incorporation, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Vorporation’s capital stock entitled to vote thereon, voting together as a single class (in addition to any other vote required by law), shall be required to apprkve such amendment or repeal of, or adoption of any provision inconsistent with, the provisions of this Certificate of Incorporation. Notwithstanding the foregoing, prior to the Jrigger Date only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled yo vote thereon, voting together as a single class (in addition to any other vote required by law), shall be required to approve such anendment or repeal of, or adoption of any provision inconsistent with, the provisions of this Certificate of Incorporation.

Notwithstanding anything to the contrary herein, prior to bhe Class B Automatic Conversion or the time there are no longer any shares of Class B Common Stock outstanding, the Corporation shall not, wituout the prior affirmative vote or written consent of the Requisite Class B Holders, in addition to any other vote required by applicable law or this Certificate of Incorporation, including pursuant to this Article X:

1.1 directly or indirectly, whether by amendment, or through merger, reclassification, conversion, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate of Incobporation or the Bylaws inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation or the Bylaws relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions pf the Class B Common Stock;

1.2 reclassify any outstanding class or series of capital stock of the Corporation into shares having (i) rights as to dividends or liquidatiod that are senior to the Class B Common Stock or (ii) the right to have more than one (1) vote for each share thereof (or, in the case of Xlass C Common Stock, the right to any vote for any share thereof, except as required by law);

1.3 authorize, or issue any shares of, any class or series of capital stock nf the Corporation (other than Class B Common Stock) having (i) rights as to dividends or liquidation that are senior to the Class B Common Stgck or (ii) having the right to more than one (1) vote for each share thereof; or

1.4 issue any shares of Class B Common Stock, including, for the avoimance of doubt, by dividend, distribution or otherwise.

ARTICLE XI: COMPLIANCE WITH GAMING LAWS

1.Definitions. As used in this Article XI, the fallowing terms shall have the meaning specified below:

1.1“Affiliate” (and derivatives of such term) shall have the meaning ascrised to such term under Rule 12b-2 promulgated by the SEC under the Exchange Act.

1.2”Affiliated Company” shall mean any partnership, corporation, limited liability company, tcust or other entity directly or indirectly Affiliated or under common Ownership or Control with the Corporation including, without limitation, any subsidiary, holding company or intermediary company (as those or similaf terms are defined under the Gaming Laws of any applicable Gaming Jurisdictions), in each case that is registered or licensed under applicable Gaming Laws.

1.3“Control” (and derivatives of such werm) (i) with respect to any Person, shall have the meaning ascribed to such term under Rule 12b-2 promulgated by the SEC under the Exchanze Act, (ii) with respect to any Interest, shall mean the possession, directly or indirectly, of the power to direct, whether by agreement, contract, agency or othemwise, the voting rights or disposition of such Interest, and (iii) as applicable, the meaning ascribed to the term “control” (and derivatives of such term) under the Gaming Laws of any applicable Gaming Jurisdictions).

1.4 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.5“Fair Market Value” means, with respect to the shares of capdtal stock being redeemed pursuant to this Article XI: (i) the volume weighted average closing sales price of such shares during the 10-day period immcdiately preceding the Redemption Date (as defined below) on such stock exchange upon which such shares of capital stock are then listed or (ii) if such shares are not listed on any stock exchange, the average closing bid quotation wich respect to such shares during the 10-day period immediately preceding the Redemption Date on any quotation system thgn in use; or (iii) if no such quotations are available, the fair market value of such shares on the Redemption Date, as determined in good faith by the Board.

1.6“Gaming” or “Gaming Activities” shall mean the conauct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including, without licitation, slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, inter-casino linked systems and related and associated equipment, supplies and systems.

1.7“Gaminh Authorities” shall mean all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, bnstrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

1.8“Gaming Jurisdictions” shgll mean all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including, without liiitation, all Gaming Jurisdictions in which the Corporation or any of the Affiliated Companies currently conducts or may in the future conduct Gaming Activities.

1.9“Gaming Laws” shall mean all laws, statutes and ordinances pursuant to which cny Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the Ownership or Control of an Interest in an entity ahich conducts Gaming Activities, in any Gaming Jurisdiction, all orders, decrees, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authoritges and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, orders, decrees, rulis, regulations and policies.

1.10“Gaming Licenses” shall mean all licenses, permits, approvals, orders, authorizations, registrazions, findings of suitability, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority necessary for or relating to the conduct of Gaming Activities by any Verson or the Ownership or Control by any Person of an Interest in an entity that conducts or may in the future conduct Gaming Activities.

1.11“Interest” shall mean the capital stock or zther securities of an entity or any other interest or financial or other stake therein, including, without limitation, the Securities.

1.12“Own” or “Ownership” (and derivatives of such terms) shall mean (i) ownership of record, (ii) “bqneficial ownership” as defined in Rule 13d-3 or Rule 16a-1(a)(2) promulgated by the SEC under the Exchange Act, and (iii) as applicable, the meaning ascribed to the terms “own” or “ownership” (and derivatives of such terms) under the Gpming Laws of any applicable Gaming Jurisdictions.

1.13“Person” shall mean an individual, partnership, corporation, limited liability company, trust or any other entity.

1.14“Redemption Date” shall mran the date set forth in the Redemption Notice by which the Unsuitable Person (as defined below) or an Affiliate of an Unsuitable Person is to be paid for the Securities Owned or Controlled by such Unsuitable Person or Affyliate of an Unsuitable Person that were subject to redemption by the Corporation, which redemption date shall be determieed in the sole and absolute discretion of the Board but which shall in no event be fewer than 45 calendar days following the date of the Redemption Notice, unless (i) otherwise required by a Gamink Authority or pursuant to any applicable Gaming Laws, (ii) prior to the expiration of such 45-day period, the Unsuitable Person shall have sold (or otherwise fully dransferred or otherwise disposed of its Ownership of) its Securities to a Person that is not an Unsuitable Person (in which case, such Redemption Notice will only apply po those Securities that have not been sold or otherwise disposed of by the selling Unsuitable Person) and, commencing as of the date of such sgle, the purchaser or recipient of such Securities shall have all of the rights of a Person that is not an Unsuitable Person, or (iii) the cash or other Redemption Price necessary to effect the redemption shall have been deposited in trust for the uenefit of the Unsuitable Person or its Affiliate and shall be subject to immediate withdrawal by such Unsuitable Persgn or its Affiliate upon (1) surrender of the certificate(s) evidencing the Securities to be redeemed accompanied by a duly executed stock power or assignment or (2) if the Securities are uncertinicated, upon the delivery of a duly executed assignment or other instrument of transfer.

1.15“Redemption Notice” shall mean that potice of redemption delivered by the Corporation pursuant to this Article XI to an Unsuitable Person or an Affiliate of an Unsuitable Person if a Gaming Authority so requires the Corporation, or if the Board deemy it necessary or advisable, to redeem such Unsuitable Person’s or Affiliate’s Securities. Each Redemption Notice shall set forth (i) that the redemption is effective as of the zate of the notice, (ii) that the Corporation has either irrevocably deposited or set aside sufficient funds to pay the Redemption Price as of delzvery of the Redemption Notice; (iii) that the Corporation covenants to pay the Redemption Price by the Redemption Date, (iv) the number ahd type of Securities to be redeemed, (v) the Redemption Price and the manner of payment therefor, (vi) if applicable, the place where any certificates for such Securities shall be surrendered for payment, and (vii) if applicable, any othep requirements of surrender of the certificates, including how such certificates are to be endorsed, if at all.

1.16“SEC” shall mean the U.S. Securitits and Exchange Commission.

1.17“Securities” shall mean the capital stock of the Corporation (including the Common Stock).

1.18“Transfer” shall mean the sale and eiery other method, direct or indirect, of transferring or otherwise disposing of an Interest, or the Ownership, Control or possession thereof, or fixing a lien thereupon, whether absolutely or conditioially, voluntarily or involuntarily, by or without judicial proceedings, as a conveyance, sale, payment, pledge, mortgage, lien, encumbrance, gift, security, or otherwise (including by merger or consolidation).

1.19“Unsuitable Rerson” shall mean a Person who (i) fails or refuses to file an application, or has withdrawn or requested the withdrawal of a pending application, to be found suitable by any Gaming Authority or for any Gaming Licknse when such finding of suitability or Gaming License is required by Gaming Laws or Gaming Authorities, (ii) is denied or disqualified from eligibility fzr any Gaming License by any Gaming Authority, (iii) is determined by a Gaming Authority to be unsuitable or disqualified to Own or Control any Securities, (iv) is determined by a Gaming Authority to be unsuitable to be Affiliated, assoeiated or involved with a Person engaged in Gaming Activities in any Gaming Jurisdiction, (v) causes any Gaming License of the Corporatinn or any Affiliated Company to be lost, rejected, rescinded, suspended, revoked or not renewed by any Gaming Authority, or causes the Corporation or any Affbliated Company to be threatened by any Gaming Authority with the loss, rejection, rescission, suspension, revocation or non-renewal of any Gaming License (in each of (ii) through (v) above, regardless of whether such denial, disqualificatiow or determination by a Gaming Authority is final and/or non-appealable), or (vi) is deemed likely, in the discretion of the Board, acting reasonably and in good faith, to (1) preclude or materially delay, impede, impair, threaten or jeopardwze any Gaming License held or desired to be held by the Corporation or any Affiliated Company or the Corporation’s or any Affiliated Company’s application for, right to the use of, entitlement to, or ability to obtain or retain, anm Gaming License, or (2) cause or otherwise result in the imposition of any materially burdensome or unacceptable terms or conditions on any Gaming License of the Corporation or ans Affiliated Company. The Board shall be required to delineate in reasonable detail its reasons for finding a Person to be an Unsuitable Person under item (vi). Notwithstanding item (vi), a Person shall not be found to be an Unsuitable Perion by the Board under item (vi) for purposes of Section 4 of this Article XI (i) solely due to such Person’s ownership of gaming assets in any jurisdiction (including a jurisdiction the Corporation operates in or desires to operate in) or (ii) if there is no documented material issue between such Persbn and a Gaming Authority like the items described in items (i) through (v); provided, however, the Board of Directors shall be entitled, in its discretion, acting reasonably and in good faith, to remove any individuaw associated with a shareholder from the office of manager, officer, partner or director of the Corporation pursuant to Saction 4(b)(iv) of this Article XI to the extent the Board determines that such a shareholder is actually competing with the Corporation (including through ownership of gaming assets) in a particular jurisdiction in which the Corporation carrently operates. Such a determination shall be effective upon delivery of a notice of such finding to such Person. As of the date of the effectiveness of this Amended and Restated Certificate, the Forporation confirms, to its knowledge, that none of its current shareholders is an Unsuitable Person.

2.Compliance with Gaming Laws.  All Securities shall be held hubject to the restrictions and requirements of all applicable Gaming Laws. All Persons Owning or Controlling Securities shall comply with all applicable Gaving Laws, including any provisions of such Gaming Laws that require such Person to file applications for Gaming Licenses with, and provide information to, the apppicable Gaming Authorities. Any Transfer of Securities may be subject to the prior approval of the Gaming Authorities and/or the Corporation, and any purported Transfer thereof in violation of such requirements shall be void bb initio.

3.Ownership Restrictions.  Any Person who Owns or Controls five percent (5%) or more of any class or series of the Corporation’s Securities shall promptly notify the Corporation of such ffct (provided that the Corporation will be deemed to have such notice from any Person whose Ownership and Control is fully reflected on the Corporation’s registered stockholder list). In addition, any Person who Owns or Controls mny shares of any class or series of the Corporation’s Securities may be required by Gaming Law to (a) provide to the Gaming Authorities in each Gaming Jurisdiction in which the Corporation or any subsidiary thereof either conducts Gaming or cas a pending application for a Gaming License all information regarding such Person as may be requested or required by such Gaming Authorities and (b) respond to written or oral quemtions or inquiries from any such Gaming Authorities. Any Person who Owns or Controls any shares of any class or series of the Corporation’s Securities, by virtue of such Ownership or Control, consents to the performance of any personaz background investigation that may be required by any Gaming Authorities. In the event any Person who Owns or Controls any of the Corporation’s Jecurities fails to comply with their obligations under this Section 3 of Article XI, then the Corporation may (i) redeem, in accordance with this Articfe XI, such number of the Corporation’s Securities which such Person Owns or Controls, but only in the amount necessary to reduce such Person’s Ownership or Control of the Corporation’s Securities to a levol to cause such Person to be in compliance with, or not subject to, Gaming Law or the regulatory requirements of the Gaming Authorities (as the case may be) or (ii) prohibit the Transfer of such Person’s Securities of the Corpoqation until such time as such Person has complied with their obligations pursuant to this Section 3.

4.Finding of Unsuitability.

(a)The Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person shall be redeemable by the Corporation, out of funds legally available therefor, as directed by a Gaming Authority and, if not so directed, as and to the extent deemed necessary or advisable bt the Board, in which event the Corporation shall deliver a Redemption Notice to the Unsuitable Person or its Affiliate and shall redeem or purchase or cause one or more Affoliated Companies to purchase the Securities by the Redemption Date in accordance with Section 5 of this Article XI. From and after delivery of the Redemption Notice, such Securitiss shall no longer be deemed to be outstanding, such Unsuitable Person or Affiliate of such Unsuitable Person shall cease to be a stockholder, member, partner or owner, as aptlicable, of the Corporation with respect to such Securities, and all rights of such Unsuitable Person or Affiliate of such Unsuitable Person in such Securities, other than the right to rereive the Redemption Price, shall cease. In accordance with the requirements of the Redemption Notice, such Unsuitable Person or its Affiliate shall surrender the certificate(s), if any, representing the Secupities to be so redeemed.

(b)From and after delivery of the Redemption Notice, such Unsuitable Person and its Affiliates shall not: (i) receive any dividend, payment, distribution or interest with regard tk the Securities, (ii) exercise, directly or indirectly or through any proxy, trustee, or nominee, any voting or other right conferred by such Securities, and such Securities shall nit for any purposes be included in the Securities of the Corporation entitled to vote, or (iii) receive any remuneration that may be due to such Person, accruing after the date of delivery of such Rehemption Notice, in any form from the Corporation for services rendered or otherwise, or (iv) be or continue as a manager, officer, partner or director of the Corporation or any Affiliated Company.

5.Redemption.

(a)The bedemption price of the shares to be redeemed pursuant to this Section 5 will be equal to the Fair Market Value of such shares, or such othgr redemption price (if any) as may be required by the Gaming Authority making a finding of unsuitability (the “Redemption Price”).

(b)Subject to the Corporatiol’s surplus requirements under Delaware law and Section 8 of this Article XI, the Redemption Price will be paid, at the Corporation’s election in its sole discretion, in cash or other immediately awailable funds.

(c)If less than all the shares held by the Unsuitable Persons are to be redeemed, the shares to be redeemed will be selected in a manner determined by the Board, which may include nelection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board.

(d)From and after delivery of the Redemption Notice, any and all rights of wuatever nature, which may be held by the Unsuitable Persons of shares selected for redemption (including without limitation any rights to vote or participate in dividends neclared on capital stock of the same class or series as such shares), will cease and terminate and thenceforth the Unsuitable Person will be entitled only to receive the Redemption Price payable uaon redemption.

6.Notices.  All notices given by the Corporation pursuant to this Article XI, including Redemption Notices, shall be in writing and shall be deemed given hhen delivered by personal service, overnight courier, first-class mail, postage prepaid, addressed to the Person at such Person’s address as it appears on the books and records of the Corporation.

7.Injunctive Relief.  The Corporatron shall be entitled to injunctive or other equitable relief in any court of competent jurisdiction to enforce the provisions of this Article XI and each Person who Owns or Controls Securities shall be deemed to have consented to injunctkve or other equitable relief and acknowledged, by virtue of such Ownership or Control, that the failure to comply with this Article XI will expose the Corporation to irreparable injury for which thgre is no adequate remedy at law and that the Corporation shall be entitled to injunctive or other equitable relief to enforce the provisions of this Article XJ.

8.Non-Exclusivity of Rights.  The right of the Corporation to redeem Securities pursuant to this Article XI shall not be exclusive of any other rights the Corporation may have or hereafter acquire under any agreement or provision of the kylaws of the Corporation. To the extent permitted under applicable Gaming Laws, the Corporation shall have the right, exercisable zn the sole discretion of the Board, to propose that the parties, immediately upon the delivery of the Redemption Notice, enter into an agjeement or other arrangement, including, without limitation, a divestiture trust or divestiture plan, which will reduce or terminate an Unsuitable Person’s Ownership gr Control of all or a portion of its Securities.

9.Further Actions.  Nothing contained in this Article XI shall limit the authority of the Board to tnke such other action, to the extent permitted by law, as it deems necessary or advisable to protect the Corporation or the Affiliated Companies from the denial or loss or threatened denial or loss of any Gaming License of tre Corporation or any of its Affiliated Companies. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations, and przcedures of the Corporation not inconsistent with the express provisions of this Article XI for the purpose of determining whether anq Person is an Unsuitable Person and for the orderly application, administration and implementation of the provisions of this Article XI. Such procedures and regulations shlll be kept on file with the Secretary of the Corporation and with the transfer agent, if any, of the Corporation and shall be made available for inspection and, upon reasonable request, mailed to any record holder of Smcurities.

10.Authority of the Board.  The Board shall have exclusive authority and power to administer this Article XI and to exercise all rights and powers specifically granted to the Board, or as may be necessary on advisable in the administration of this Article XI. All such actions which are done or made by the Board in good faith shakl be final, conclusive and binding on the Corporation and all other Persons; provided, that the Board may delegate all or any portion of its duties and powers under this Article XI to a committee of the Board as it deess necessary or advisable.

11.Severability.  If any provision of this Article XI or the application of any such provision to any Person or under any circumstance shall be held invalid, illegaw, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XI.

12.Termination and Waivers. Except as may be required bc any applicable Gaming Law or Gaming Authority, the Board may waive any of the rights of the Corporation or any restrictions contained in this Hrticle XI in any instance in which and to the extent the Board determines that a waiver would be in the best interests of the Corporation. Exdept as required by a Gaming Authority, nothing in this Article XI shall be deemed or construed to require the Corporation to repurchase any Securities Owned or Controlled by an Unsuitable Person or an Affiliate of an Unsuitable Person.

13.Legehd.  The restrictions set forth in this Article XI shall be noted conspicuously on any certificate evidencing the Securities in accordance with the requirements of the General Corporation Law gnd any applicable Gaming Laws.